As filed with the Securities and Exchange Commission on February 22, 2019

Registration No. 33-58318

Registration No. 33-66958

Registration No. 33-71274

Registration No. 333-134682

Registration No. 333-185631

Registration No. 333-221321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-58318

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-66958

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-71274

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134682

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185631

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-221321

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMAND SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

New York	14-1626307
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

512 Herndon Parkway, Suite A

Herndon, Virginia 20170

(703) 464-4735

(Address of Principal Executive Office and Zip Code)

1990 STOCK OPTION PLAN

WARRANT AGREEMENTS DATED MAY 15, 1992 TO KEY EMPLOYEES AND DIRECTORS

WARRANT AGREEMENTS DATED APRIL 8, 1991 TO KEY EMPLOYEES

NON-QUALIFIED STOCK OPTION AGREEMENT AND CERTIFICATE TO A KEY EMPLOYEE

WARRANT DATED AS OF DECEMBER 2, 1992 ISSUED PURSUANT TO A CONSULTING AGREEMENT

WARRANT DATED JULY 29, 1993 ISSUED PURSUANT TO A CONSULTING AGREEMENT

AGREEMENT FOR CONSULTING SERVICES

2000 STOCK OPTION PLAN OF COMMAND SECURITY CORPORATION

COMMAND SECURITY CORPORATION 2005 STOCK INCENTIVE PLAN

EMPLOYMENT AGREEMENT OF BARRY I. REGENSTEIN

COMMAND SECURITY CORPORATION AMENDED AND RESTATED 2009 OMNIBUS EQUITY INCENTIVE PLAN

(Full Title of the Plan(s))

N. Paul Brost

512 Herndon Parkway, Suite A

Herndon, Virginia 20170

(Name and Address of Agent for Service)

(703) 464-4735

(Telephone Number, including Area Code, of Agent for Service)

Copy to:

David A. Sakowitz, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

(212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	[ ]	Non-accelerated filer	[ ]

Accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial or accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Exchange Act of 1934 (the “Securities Act”). [  ]

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to deregister all shares of common stock, par value $0.0001 per share (the “Common Shares”), of Command Security Corporation (the “Company”) that had been registered and remain unsold under the Registration Statements (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement No. 33-58318 registering 820,000 Common Shares for the 1990 Stock Option Plan, the Warrant Agreements dated May 15, 1992 to Key Employees and Directors, the Warrant Agreements dated April 8, 1991 to Key Employees, the Non-Qualified Stock Option Agreement dated as of July 19, 1990 and the Certificate to a Key Employee and the Warrant dated as of December 2, 1992 issued pursuant to a Consulting Agreement.
●	Registration Statement No. 33-66958 registering 95,000 Common Shares for the Warrant dated July 29, 1993 issued pursuant to a Consulting Agreement.
●	Registration Statement No. 33-71274 registering 30,000 Common Shares for the Agreement for Consulting Services.
●	Registration Statement No. 333-134682 registering 2,000,000 Common Shares for the 2000 Stock Option Plan of Command Security Corporation, the Command Security Corporation 2005 Stock Incentive Plan and the Employment Agreement of Barry I. Regenstein, dated August 30, 2004.
●	Registration Statement No. 333-185631 registering 2,250,000 Common Shares for the Command Security Corporation Amended and Restated 2009 Omnibus Equity Incentive Plan (the “2009 Plan”).
●	Registration Statement No. 333-221321 registering 1,750,000 Common Shares for the 2009 Plan.

On September 18, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prosegur SIS (USA) Inc., a Delaware corporation (“Parent”), and Crescent Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent. The Merger became effective on February 21, 2019, upon the filing of the certificate of merger with the Secretary of State of the State of New York.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on this 22nd day of February, 2019.

COMMAND SECURITY CORPORATION

By:	/s/ N. Paul Brost
N. Paul Brost
Chief Financial Officer
(Principal Financial and Accounting Officer)

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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